State of Delaware
Secretary of State
Division of Corporations
Delivered 02:22 PM 06/26/2018
FILED 02:22 PM 06/26/2018
SR 20185370939 - File Number 6597974

CERTIFICATE OF DESIGNATION OF NON-VOTING COMMON STOCK

OF

ELEGANCE SPIRITS, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Elegance Spirts, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on March 1, 2018:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") pursuant to the Corporation's Articles of Incorporation, the Board of Directors hereby creates a series of Non-Voting Common Stock, par value $.01 per share of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Non-Voting Common Stock:

Section 1. **Designation and Amount**. The shares of this series shall be designated as "Non-Voting Common Stock" (the "Non-Voting Stock") and the number of shares constituting the Non-Voting Common Stock shall be 55,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors.

Section 2. **Dividends**. Holders of shares of the Common Stock shall not be entitled to dividends unless declared by the Board of Directors.

Section 3. **Voting Rights**. Holders of shares of the Non-Voting Stock shall have no voting rights on any Corporation matter.

Section 4. **Reacquired Shares**. Any shares of the Non-Voting Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Non-Voting Stock and may be reissued as part of a new series of Non-Voting Stock subject to the conditions and restrictions on issuance set forth herein or in any other Certificate of Designations creating a series of Non-Voting Stock or any similar stock or as otherwise required by law.

Section 5. **Liquidation, Dissolution or Winding Up**. The Non-Voting stock shall not have any liquidation preference.

Section 6. Rank. The Non-Voting Stock shall rank, with respect to the distribution of assets, pari-passu to all series of any other class of stock of the Corporation.

Section 7. Conversion. The Non-Voting Stock may not be converted.

Section 8. Transferability. The Non-Voting Stock shall not be transferable, *provided* that in the event of the death of a holder of shares of the Non-Voting Stock, to the heirs or estate of such person.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Board of Directors.

/s/ Amit Raj Beri

Amit Raj Beri, Chairman of the Board of Directors